EXHIBIT 99.1

ENGlobal Announces the Addition of Key Professionals

HOUSTON, Aug. 27, 2015 (GLOBE NEWSWIRE) -- ENGlobal (NASDAQ:ENG), a leading provider of automation and engineering services, today announced the addition of two key professionals to its management team in newly created positions. These actions support the Company's strategic commitment to further strengthen its midstream project execution and automation engineering businesses.

Mr. John Offutt has joined ENGlobal to serve in a newly created position - General Manager, Midstream Projects, with responsibility over the Company's Tulsa and Houston midstream operations. Mr. Offutt brings his knowledge and experience in managing all phases of large transportation-related projects, with the majority of his 30 year career having been with a major midstream operating company.

In his most recent assignment, Mr. Offutt managed a $700 million capital budget including 280 miles of pipeline and associated facilities. Mr. Offutt has directed teams of project managers, engineers, construction managers and support functions, being responsible for the successful execution of a lengthy list of both large and small diameter pipeline projects.

Additionally, Mr. Robert Sammons has joined the Company as General Manager – Automation Engineering. In this role, Mr. Sammons has the responsibility of expanding the Company's automation capabilities, in addition to supervising several of the Company's existing projects and technologies.

Mr. Sammons has gained extensive automation experience during his 25 year career, with senior level responsibilities focused on both business development and operations. Most recently he has been active in his own business providing Process Hazard Analysis and Burner Management Safety systems to midstream processing, refining and petrochemical clients.

"ENGlobal is privileged to include both John and Robert as senior professionals and members of the ENGlobal Team," stated William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer. "Our intent in the current market is to remain dynamic and proactive as a Company, building upon our many project execution skills and thereby demonstrating our continuous commitment to better serve our valued clients."

About ENGlobal

ENGlobal (NASDAQ:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com